Exhibit 10.2

                  No.: 2011 ICBC Junan Bao 0006#

CONTRACT OF GUARANTEE

NOTE: The contract is made based on equality and free will under a negotiation pursuant to relevant Laws; any Articles of the contract shall be a true representation of both parties’ Position. To protect the legal equity of Guarantor, the Creditor friendly reminds Guarantor to pay more attention to the text written in bold.

CREDITOR:	INDUSTRIAL & COMMERCIAL BANK OF CHINA CO., LTD JUNAN BRANCH hereinafter referred as “Party A”

Principal:	CHUNCANG ZHANG

Business Add:	Shiquan Rd. Junan county

Tel & Fax:	0539-7223715

GUARANTOR:	SHANDONG LONGKONG TRAVEL MANAGEMENT CO., LTD hereinafter referred as “Party B”

Corporate representative:	SHANJIU ZHANG

Business Add/Residence Add:	Yishui County, Linyi City

Tel & Fax:	0539-2553788

To ensure Party A’s equity getting realized, Party B provide the Party A the Guarantee (Counter-Guarantee) of its own accord. To confirm each party’s rights and obligations, both parties agreed to sign the Contract under an equal negotiation pursuant to Contract Law, Security Law, and other relevant Regulations.

Article 1: Guaranteed Main Creditor’s Right

1.1
The main Creditor’s Right is contained in the main contract: Working capital Loan Contract No.: 2011 ICBC Junan 0007 (hereinafter referred as Main Contract) signed between Party A and Party B Shandong Green Food Co., Ltd, hereinafter referred as Debtor. on 14th -02-2011.

1.2	The amount and period of the Main Debt describing under Main Contract.

Article 2: Guarantee Type

The type of Guarantee provided by Party B shall be Joint Guarantee.
Article 3: Scope of Guarantee

The scope of Guarantee provided by Party B shall contains of Main debt principal, interest, compound interest, penalty interest, penalty, compensation, exchange rate loss (loss caused by exchange rate floating) and cost to realize the creditor’s right(including but not limited to, lawsuit expense, attorney fee).

Article 4: Period of Guarantee

4.1
The Main Contract is a contract of loan, the period of Guarantee under the Contract shall be 2 years starting from the date that loan is due; Part A declares the loan is due in advance, the period of Guarantee shall be 2 years starting from the due date in advance.

4.2	The Main Contract is a bank acceptance agreement, the period of Guarantee shall be 2 years starting from the date that the next day when Party A accepts the bills.

4.3	The Main Contract is an agreement of Guarantee, the period of Guarantee shall be 2 years starting from the date that the next day when Party A carries out the guarantee obligation.

4.4	The Main Contract is a contract of opening L/C, the period of Guarantee shall be 2 years starting from the date that the next day when Party B pays the money under the L/C.

4.5	The Main Contract is other financing document, the period of Guarantee shall be 2 years starting from the date that the Main Debt is due or due in advance.

Article 5: Statements and Warranties of Party B
Party B states and guarantees as following:

5.1
 Qualified for a Guarantor by laws; the Guarantee provided to Party A that already got all necessary approval or permit pursuant to the procedure and authoring power of Articles of Association, without breaching any laws, regulations and other relevant rules.

5.2
Party B is a public company or controlled by a public company, it shall ensure that provide the disclosure related to the information of carrying out the Guarantee pursuant to Security Act, or Security Exchange Act, or other laws, regulations and rules.

5.3
Party B has sufficient power to carry out the Guarantee responsibility; any dictates, changing on financial situation, any agreement signed with a third party shall cause no any exemption and deduction to the Guarantee obligation.

5.4	Party B shall acknowledge the purpose of the debt under Main Contract completely, provide the Guarantee for Debtor with a free-will; the representation of the position shall be true.

5.5	Any data or information provided to Party B shall be real, correct, and complete, without false record, material missing or misleading statement.

5.6	Party B is a natural person, he shall state and guarantee as following:

A. a person with complete capacity for civil rights and civil conduct;

B. with a legal earning and sufficient debt repaying capacity;

C. without a bad credit record related to overdue loan, owning interest, intentionally overdrawing a credit card, welshing.

D. without a bad habit, such as gambling or drug abuse, etc., and criminal record.

E. a guarantee related to consent from his/her wife/husband shall be provided to Party A.

Article 6: Commitment of Party B

Party B commits to Party A as following:

6.1	In one of such events, the Guarantee obligation shall be carried out by Party B in 5 days after informed by Party A.

A. The debtor fails to repay as the Main Debt due (including due in advance)

B. Such events occur to Party B or Debtor: bankrupt, dismiss, liquidation, suspension, business license withdrawn, cancellation.

6.2
 The Main Debt to Party A is under a security for thing which provided by debtor or by a third party, Party A may request Party B to carry out the Guarantee first, or request Party B and Guarantor under a thing to carry out the guarantee at the same time, Party B shall not plead it. The Guarantee obligation shall remain unchanged even if Party B waives or changes or loses the other Guarantee.

6.3	provide financial information, tax return and other information related to financial situation;

6.4	Such events occur, the consent from Party B may not need; and Party B shall continue to carry on the Guarantee obligation under the Contract.

A. Party A and Debtor both agree to change the Main Contract, but not add more obligation and undertaking.

B. A floating rate is taken in the Main contract or People’s Bank of China adjusts the Stand Loan Rate, which causes the amount in Main Contract changed.

C. Party A transfers the Main creditor’s right to a third party.

6.5	Providing other Guarantee to a third party shall not affect Party B’s equities.

6.6
In such events, reform to a shareholding company, joint venture, consolidation, merger, business affiliated, stock ownership, transfer material asset, transfer creditor’s right, and other matters may cause a negative influence on Party A’s equities under the Contract, Party B shall inform Party A in 30days advance about above matters, and a writing consent shall be obtain from Party A, or provide an arrangement related to the guarantee under the Contract accepted by Party A, otherwise, such above actions shall not be carried out.

6.7	One of following matters occurs, inform Party A in time.

A. Any changing or amendment or modifying on such items: Articles of association, business scope, registered capital, corporate representative, stock ownership.

B. Suspended, dismissed, liquidation, suspend for rectification, bushiness license withdrawn, cancelled or bankrupt requird.

C. involved or being involved a material economic dispute, a lawsuit, arbitration; or asset and property is sealed up, seized or supervised.

D. Party B is a natural person, living address, company working with, contact method changed.

6.8	To sign the received informing letter from Party A in time.

Article 7: Party A’s commitment

Party A commits that: to keep such items confidential that provided by Party B, relevant documents, financial information and the non-disclosing information contained in other relevant documents.

Article 8: Breach of Faith

8.1
 The contract becomes effective, any party fails to carry out the obligation under the Contract, or breach any statement, guarantee, commitment under the Contract, which shall be regarded as Breach Contract. Any loss caused by above Breach Contract, the compensation shall be provided to another party.

8.2
Party B fails to carry out the Guarantee obligation under the Contract, Party A may draw or deduct the money to repay the Debt under the Main Contract from the accounts that Party B opened with Industrial & Commercial Bank of China or its branch or affiliated agency. The basis currency of above accounts is different from the Debt, a current foreign exchange rate shall be taken to calculate the amount shall be drawn or deducted at the date that the money is drawn or deducted.

8.3
Any party breaches the Contract, another party may take any legal actions under the Laws, Regulations or rules of People’s Republic Country of China with an exception that stipulated under another agreement.

Articles 9: Becomes Effective, Alteration and Termination

9.1	The Contract shall be effective from the day signed.

9.2
Any alteration to the Contract shall be carried out in writing under a negotiation between both parties. The altered clauses or agreement shall be the part of the Contract with the same legal effect. The rest part except the altered sections of the Contract remains unchanged legal effect, prior to going effective of the altered sections.

9.3	Any clause of the Contract becomes invalid or unrealizable, which shall not cause any influence on the other clauses remaining effective and realizable.

9.4	The alteration or termination of the contract, which shall not have any influence on each party to claim a compensation, or the article about dispute settlement.

Article 10: Dispute Settlement

The signing, effect, explanation, carrying out and dispute settlement of the Contract are applied for laws of People’s Republic Country of China. Any dispute or issue related to the Contract shall be resolved by a negotiation between both parties; otherwise, the option B shall be selected:

A.  Submit arising dispute to the arbitration associate of  NULL, following the current Arbitration Regulations when the dispute is submitted, the arbitration shall take place in ___NULL______(address). The Arbitration award shall be regarded as the final settlement and both parties shall abide by it.

B.  Go to court locating where the Party A located in.

Article 11: Other Provision

11.1	Without a consent in writing from Party A, Party B shall not transfer total or part rights or obligations of the Contract.

11.1
Party A fails to carry out or partly carry out or delays to carry out any right under the Contract, which shall not be regarded as waiving the right or waiving/altering other rights, without any influence on carrying out the right or any other right.

11.1
Pursuant to relevant laws, regulations or other rules under certain regulation documents or requirement of Financial Supervision Authority, party A may provide the information or other relevant information that related to the Contract to the Basic Database of Credit Information of Bank of China or other database set up by laws, such above data may be accessible to qualified organizations and Persons to check up. Also the Party A shall check up the Party B’s information in above database to preparing the Contract.

Articles 12: Other Matter Accept by Both Parties

12.1	________________________NULL_____________________.

12.2	_______________________NULL_____________________.

Party A:	Industrial and Commercial Bank of China

Junan Branch(sealed)

Authorized Representative:	Chunchang Zhang (signed)

Party B:	Shandong Longkong Travel Management Co.,LTD (sealed)

Corporate Representative/Authorized proxy:	Shanjiu Zhang(sealed)

Date: 14-2-2011